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FORM 3                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION                                 OMB APPROVAL
------                                WASHINGTON, D.C. 20549                                        -------------------------------
                                                                                                     OMB Number          3235-0104
                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                        Expires:    December 31, 2001
                                                                                                     Estimated average burden
              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,                hours per response........0.5
                   Section 17(a) of the Public Utility Holding Company Act of 1935                  -------------------------------
                      or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1. Name and Address of Reporting Person*  2. Date of Event          4. Issuer Name AND Ticker or Trading Symbol
                                             Requiring Statement
   Tepper       Jerry           J.           (Month/Day/Year)          Amerivest Properties, Inc. (AMV)
                                                 8/12/00
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   (Last)      (First)       (Middle)     3. IRS Identification     5. Relationship of Reporting   6. If Amendment, Date of
                                             Number of Reporting       Person(s) to Issuer            Original (Month/Day/Year)
                                             Person, if an entity      (Check all applicable)
                                             (Voluntary)                  Director    X  10% Owner
                                                                       ---           ---
    7255 N. Sheridan                                                       Officer       Other
------------------------------------------                             --- (give     --- (specify  ---------------------------------
               (Street)                                                     title)        below)   7. Individual or Joint/Group
                                                                            below)                    Filing (Check Applicable Line)
                                                                                                       X Form filed by One Reporting
                                                                                                      ---Person
                                                                       --------------------------        Form filed by More than One
  Arvada          CO           80003                                                                  ---Reporting Person
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   (City)       (State)         (Zip             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                      2. Amount of Securities         3. Ownership             4. Nature of Indirect Beneficial
   (Instr. 4)                                Beneficially Owned              Form:  Direct            Ownership (Instr. 5)
                                             (Instr. 4)                      (D) or Indirect
                                                                             (I)  (Instr. 5)
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 Common Stock                                10,000                             D
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                                             300,000                            I                        Held in corporation
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT        (Over)
                  REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                 SEC 1473 (3-99)

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FORM 3 (continued)
          TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security   2. Date Exercisable    3. Title and Amount of    4. Conversion   5. Ownership     6. Nature of
   (Instr. 4)                        and Expiration Date    Securities Underlying     or Exercise     Form of          Indirect
                                     (Month/Day/Year)       Derivative Security       Price of        Derivative       Beneficial
                                                            (Instr. 4)                Derivative      Security:        Ownership
                                  -------------------------------------------------   Security        Direct (D)       (Instr. 5)
                                  Date Exer-     Expira-                  Amount or                   or
                                  cisable        tion          Title      Number of                   Indirect (I)
                                                 Date                     Shares                      (Instr. 5)
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Common Stock Warrants              Immed.        7/10/05       Common     150,000     $5.00               I             Held in
                                                               Stock                                                    corporation
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Explanation of Responses:




                                                                                   /s/Deborah J. Friedman                 12/12/00
** Intentional misstatements or omissions of facts                                ------------------------------------   -----------
   constitute Federal Criminal Violations.                                            Deborah J. Friedman                   Date
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                          Attorney-In-Fact

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this
form are not required to respond unless the form displays a currently valid OMB Number.                                       Page 2

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